Exhibit 99.1

WORCESTER, Mass., February 6, 2013 -

The Hanover Insurance Group Reports

Fourth Quarter Results

Fourth Quarter Financial Highlights

•	Net loss of $55.0 million, or $1.24 per diluted share; segment loss after tax of $73.4 million, or $1.65 per diluted share(1)

•	Combined ratio of 115.7%; ex-catastrophe combined ratio(2) of 96.9%

•	Catastrophe losses of $132.1 million after-tax, including $128.8 million related to Superstorm Sandy

•	Net investment income of $70.1 million

•	Net premiums written of $1.0 billion, up 6% over the prior-year quarter

•	Continued pricing trend improvement across all major lines

•	Book value of $58.59 per share at December 31, 2012, up 5% from $55.67, at December 31, 2011

•	On December 7, the Board of Directors increased the quarterly common dividend to $0.33 per share

Full Year 2012 Financial Highlights

•	Net income of $55.9 million, or $1.23 per diluted share; segment income after tax of $15.1 million, or $0.33 per diluted share

•	Combined ratio of 104.4%; ex-catastrophe combined ratio of 95.7%

•	Catastrophe losses after-taxes of $240.4 million

•	Net investment income of $276.6 million

•	Repurchased approximately 543,000 of common shares for $20.0 million

•	Net premiums written of $4.4 billion, 22% higher than the prior year, driven by a full year of Chaucer premiums, and by growth of 12% in Commercial Lines

In millions, except per share amounts	Three months ended December 31		Twelve months ended December 31(3)
	2012(4)	2011(5)	2012	2011(5)
Net premiums written	$1,033.9	$977.1	$4,368.4	$3,593.4
Segment income (loss) after taxes	(73.4)	45.5	15.1	14.2
per diluted share	(1.65)	1.00	0.33	0.31
Net income (loss)	(55.0)	49.6	55.9	36.7
per diluted share	(1.24)	1.09	1.23	0.80
Book value per share	$58.59	$55.67	$58.59	$55.67
Weighted average shares	44.5	45.3	45.3	45.8

(1)	See information about this and other footnotes throughout this press release on the final page of this document.

The Hanover Insurance Group, Inc. (NYSE: THG) today reported a net loss of $55.0 million, or $1.24 per diluted share, for the fourth quarter of 2012, compared to net income of $49.6 million, or $1.09 per diluted share, in the fourth quarter of 2011. The current quarter results included catastrophe losses of $132.1 million after-tax ($203.3 million pre-tax), including losses resulting from Superstorm Sandy of $128.8 after-tax ($198.1 million pre-tax). This compares to catastrophe losses of $36.1 million after-tax ($55.6 million pre-tax) in the prior-year quarter.

Segment loss after tax was $73.4 million, or $1.65 per diluted share, in the fourth quarter of this year, compared to segment income of $45.5 million, or $1.00 per diluted share, in the prior-year quarter.

Net income for the full year of 2012 was $55.9 million, or $1.23 per share, compared to net income of $36.7 million, or $0.80 per share, in 2011. Segment income after-tax was $15.1 million, or $0.33 per diluted share, in the current year, compared to segment income of $14.2 million, or $0.31 per diluted share, for the prior year.

“While Superstorm Sandy clearly had a significant impact on our bottom line, we expect losses from this storm will be substantially lower than our market share would indicate, validating the effectiveness of our exposure management actions and underscoring the quality of our underwriting,” said Frederick H. Eppinger, chief executive officer at The Hanover. “Perhaps more importantly, we continued to provide the superior claims service our agents and policyholders have come to expect.

“We continued to drive forward on our areas of strategic focus during 2012, including mix improvement in our domestic businesses through rate and non-rate actions. The pricing momentum we experienced through the first three quarters of the year continued in the fourth quarter, as demonstrated by pricing increases of 8% in both Core Commercial and Personal Lines, and over 10% in specialty,” Eppinger said.

“We added scale and further improved our operating model in Commercial Lines, and we continued to benefit from the diversification of business and earnings that Chaucer brings. As a result, we improved our 2012 accident year results, excluding catastrophe losses, setting up a stronger basis going forward,” he said.

“Our overall capital and liquidity positions remain strong, and our book value increased 5% for the year to $58.59 per share. Simply put, we enter 2013 with high confidence in our competitive position, product portfolio and earnings potential,” Eppinger concluded.

The following table provides the components of segment income (loss) after taxes:

$ in millions, except per share amounts	Three months ended December 31		Twelve months ended December 31
	2012	2011	2012	2011
Pre-tax segment income (loss):
Commercial Lines	$(112.9)	$45.9	$(80.3)	$16.3
Personal Lines	(29.0)	20.6	25.5	23.1
Chaucer	39.5	13.0	136.8	32.9
Other Property and Casualty	(2.1)	(2.0)	(6.9)	(0.5)

Total	(104.5)	77.5	75.1	71.8
Interest expense on debt	(15.2)	(16.4)	(61.9)	(55.0)

Pre-tax segment income (loss)	(119.7)	61.1	13.2	16.8
Income tax (expense) benefit	46.3	(15.6)	1.9	(2.6)

Segment income (loss) after taxes	$(73.4)	$45.5	$15.1	$14.2

Per diluted share	$(1.65)	$1.00	$0.33	$0.31

Fourth Quarter Segment Highlights

Commercial Lines

Commercial Lines pre-tax segment loss was $112.9 million in the fourth quarter of 2012, compared to income of $45.9 million in the fourth quarter of 2011. The Commercial Lines combined ratio was 131.8% in the current quarter, compared to 97.4% in the prior-year quarter. Catastrophe losses were $126.9 million, or 27.2 points of the fourth quarter combined ratio in 2012, compared to $4.0 million, or 0.9 points, in the prior-year quarter. Fourth quarter 2012 results also reflected unfavorable prior-year loss reserve development of $9.6 million, or 2.1 points of the combined ratio, compared to favorable development of $7.5 million, or 1.8 points, in the fourth quarter of 2011.

The unfavorable prior-year loss reserve development in the current quarter was primarily driven by an increase in the severity of losses in the auto coverages, recorded in both the commercial auto and other commercial lines of business. This was partially offset by favorable development in workers’ compensation and commercial multi-peril lines.

Commercial Lines current accident year combined ratio, excluding catastrophe losses, was 102.5% in the fourth quarter of 2012, compared to 98.3% in the prior-year quarter. The increase was driven by higher severity in the auto coverages, recorded in both the commercial auto and other commercial lines of business. Additionally, the quarter reflected the impact of a settlement on a large loss in the surety business. This was partially offset by a lower expense ratio, as a result of earned premium growth and operating efficiencies.

The following table summarizes the components of the combined ratio in Commercial Lines:

	Three months ended December 31		Twelve months ended December 31
	2012	2011	2012	2011
Current accident year loss and LAE ratio, excluding catastrophe losses	64.0%	59.1%	62.2%	61.3%
Prior-year (favorable) unfavorable reserve development	2.1%	(1.8)%	1.6%	(2.1)%
Catastrophe losses	27.2%	0.9%	10.7%	9.0%

Total loss and LAE	93.3%	58.2%	74.5%	68.2%
Expense ratio(6)	38.5%	39.2%	37.7%	39.0%

Combined ratio	131.8%	97.4%	112.2%	107.2%

Combined ratio, excluding catastrophe losses	104.6%	96.5%	101.5%	98.2%
Current accident year combined ratio, excluding catastrophe losses(7)	102.5%	98.3%	99.9%	100.3%

Net premiums written were $436.4 million in the fourth quarter of 2012, up 5% from the prior-year quarter, driven by growth in small commercial and specialty businesses, partially offset by reinsurance reinstatement premiums related primarily to our surety business.

Personal Lines

Personal Lines pre-tax segment loss was $29.0 million in the fourth quarter of 2012, compared to segment income of $20.6 million in the prior-year quarter. The Personal Lines combined ratio was 113.6% in the current quarter, compared to 99.9% in the prior-year quarter. Catastrophe losses were $51.7 million, or 14.1 points of the fourth quarter combined ratio in 2012, compared to $15.7 million, or 4.3 points, in the prior-year quarter. Current quarter results also reflected prior-year unfavorable reserve development of $11.3 million, or 3.1 points of the combined ratio, driven by increased severity of auto losses, mainly from the 2011 accident year, compared to favorable reserve development of $4.5 million, or 1.2 points, in the fourth quarter of 2011.

Personal Lines current accident year combined ratio, excluding catastrophe losses, improved to 96.4%, compared to 96.8% in the prior-year quarter. This was due to significant improvement in underlying profitability in the homeowners’ line, driven by both rate increases and lower non-catastrophe weather related losses, partially offset by increased severity of auto losses.

The following table summarizes the components of the combined ratio in Personal Lines:

	Three months ended December 31		Twelve months ended December 31
	2012	2011	2012	2011
Current accident year loss and LAE ratio, excluding catastrophe losses	68.5%	69.7%	65.5%	68.1%
Prior-year (favorable) unfavorable reserve development	3.1%	(1.2)%	1.8%	(2.3)%
Catastrophe losses	14.1%	4.3%	9.2%	11.3%

Total loss and LAE	85.7%	72.8%	76.5%	77.1%
Expense ratio	27.9%	27.1%	27.3%	27.1%

Combined ratio	113.6%	99.9%	103.8%	104.2%

Combined ratio, excluding catastrophe losses	99.5%	95.6%	94.6%	92.9%
Current accident year combined ratio, excluding catastrophe losses	96.4%	96.8%	92.8%	95.2%

Net premiums written were $363.4 million in the fourth quarter of 2012, up 2% from the fourth quarter of 2011. The growth in the current quarter was driven by rate increases in both auto and homeowners lines, which were partially offset by fewer policies-in-force as a result of continuing exposure management actions.

Chaucer

Chaucer’s pre-tax segment income was $39.5 million in the fourth quarter of 2012, compared to $13.0 million in the prior-year quarter. Chaucer’s combined ratio was 88.5% in the fourth quarter of this year, compared to 100.1% in the prior-year quarter. Catastrophe losses were $24.7 million, or 9.9 points of the fourth quarter combined ratio in 2012, compared to $35.9 million, or 13.7 points, in the prior-year quarter. Current quarter results also reflected prior-year favorable reserve development of $28.7 million, or 11.5 points of the combined ratio, compared to $18.9 million, or 7.2 points, in the fourth quarter of 2011.

Chaucer’s current accident year combined ratio, excluding catastrophe losses, was 90.1%, compared to 93.6% in the prior-year quarter, reflecting unusually low attritional and large losses in the current quarter, partially offset by higher performance-based compensation expenses than the prior-year quarter.

The following table summarizes the components of the combined ratio in the Chaucer segment:

	Three months ended December 31		Twelve months ended December 31	Six months ended December 31
	2012	2011	2012	2011
Current accident year loss and LAE ratio, excluding catastrophe losses	51.0%	60.9%	55.6%	59.1%

Prior-year favorable reserve development	(11.5)%	(7.2)%	(7.5)%	(7.0)%
Catastrophe losses	9.9%	13.7%	4.3%	9.8%

Total loss and LAE	49.4%	67.4%	52.4%	61.9%
Expense ratio	39.1%	32.7%	37.9%	35.7%

Combined ratio	88.5%	100.1%	90.3%	97.6%

Combined ratio, excluding catastrophe losses	78.6%	86.4%	86.0%	87.8%
Current accident year combined ratio, excluding catastrophe losses	90.1%	93.6%	93.5%	94.8%

Net premiums written were $234.1 million in the fourth quarter of 2012, up 13% from the fourth quarter of 2011. Growth in the current quarter was spread across all lines, with the exception of Property.

Full Year 2012 Segment Results

Pre-tax segment income was $75.1 million for the full year of 2012; the combined ratio was 104.4%. In 2011, pre-tax segment income was $71.8 million; the combined ratio was 104.7%.

In domestic businesses, pre-tax segment loss was $61.7 million for the full year of 2012, compared to income of $38.9 million in the prior year, which translated into combined ratios of 108.5% and 105.8%, respectively. Current year segment results were impacted by unfavorable development of prior year loss reserves and higher catastrophe losses.

Domestic current accident year combined ratio, excluding catastrophe losses, improved to 96.8% in 2012 from 97.9% in 2011. The improvement was driven by a lower current accident year loss ratio primarily driven by property lines, as well as a lower expense ratio from earned premium growth in commercial lines.

Chaucer produced pre-tax segment income of $136.8 million, which included $41.7 million, or 4.3 points, of catastrophe losses, and $72.6 million, or 7.5 points, of favorable development of prior-year loss reserves. In 2011, for the period from July 1 to December 31, Chaucer produced pre-tax segment income of $32.9 million, which included $49.5 million, or 9.8 points, of catastrophe losses, and $35.5 million, or 7.0 points, of favorable development of prior-year loss reserves.

On a consolidated basis, net premiums written were $4.4 billion in 2012, compared to $3.6 billion in 2011, an increase of 22%. The net written premium growth reflected a full year of net premiums written from Chaucer, compared to only a half year in 2011, as well as growth in Commercial Lines, primarily in Small Commercial.

Fourth Quarter and Full Year Investment Results

Net investment income was $70.1 million for the fourth quarter of 2012, compared to $69.0 million in the prior-year period. For the full year, net investment income was $276.6 million, compared to $258.2 million in 2011, with the increase principally due to the acquisition of Chaucer (mid-year 2011) and its related assets and investment income. For the quarter and full year, net investment income increased due to investments in dividend yielding equity securities, various higher-yielding investment grade fixed maturities and the investment of cash balances into fixed maturities, partially offset by the impact of lower new money yields.

The average pre-tax earned yield on fixed maturities was 4.10% and 4.48% for the quarters ended December 31, 2012 and 2011, respectively, and 4.26% and 4.84% for the full years 2012 and 2011, respectively.

Pre-tax net realized investment gains were $18.9 million in the fourth quarter of 2012, including $2.1 million of impairment charges. In the fourth quarter of 2011, pre-tax net realized investment gains were $3.2 million, including $3.2 million of impairment charges.

For the full year 2012, pre-tax net realized investment gains were $23.6 million, including $7.8 million of impairment charges. For the full year of 2011, pre-tax net realized investment gains were $28.1 million, including $6.9 million of impairment charges.

The Company held $8.0 billion in cash and invested assets at December 31, 2012.

Fixed maturities and cash represented 93% of the investment portfolio. Approximately 95% of the company’s fixed maturity portfolio is rated investment grade. Pre-tax net unrealized investment gains on the portfolio increased $157.3 million during 2012, to $442.7 million at December 31, 2012, from $285.4 million at December 31, 2011. During the fourth quarter, pre-tax net unrealized investment gains decreased $21.6 million.

Book Value and Other Items

The following exhibit provides a roll forward of book value for the three months and twelve months ended December 31, 2012:

$ in millions, except per share	Three months ended December 31		Twelve months ended December 31
	$ Amount	$ Per diluted share	$ Amount	$ Per diluted share
Beginning of Period Book Value	$2,699.4	$61.00	$2,484.0	$55.67
Net Income (Loss)
Continuing Operations	(55.3)	(1.24)	46.1	1.02
Discontinued Operations	0.3	—	9.8	0.21
Change in AOCI(8), net of tax
Change in Pension and Postretirement Related Benefits	(14.4)	(0.32)	(9.8)	(0.22)
Change in Net Unrealized Investment Gains(9)	(23.3)	(0.53)	117.3	2.65
Currency Translation Adjustment	(0.5)	(0.01)	7.9	0.18
Stock Repurchases	—	—	(20.0)	(0.45)
Dividends to Shareholders	(14.7)	(0.33)	(55.0)	(1.23)
Common Stock Activity(10)	3.9	—	15.1	—
Common Stock Net Activity, per share	—	0.02	—	0.76

End of Period Book Value	$2,595.4	$58.59	$2,595.4	$58.59

Book value per share was $58.59 at December 31, 2012, compared to $61.00 at September 30, 2012, and $55.67 at December 31, 2011.

During 2012, the company repurchased approximately 543,000 shares of its common stock for approximately $20 million. On February 6, 2013, the company had approximately $115 million of capacity remaining under its $500 million stock repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its fourth quarter results on Thursday, February 7, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this Web site approximately two hours after the call.

Financial Supplement

The Hanover’s fourth quarter earnings news release and financial supplement are available in the “About Us – Investors” section of the company’s Web site at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to,” “on the right path to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, statements in this press release or in the scheduled conference call regarding actions to address negative reserve development in our domestic business, continuing positive pricing and retention trends, the expected success of pricing and underwriting actions, the ability to improve our financial performance and capitalize on growth opportunities, upgrades in the quality of our business portfolio and improvements in the market and economic environment, and statements regarding expectations and guidance for 2013 or beyond, segment income after tax and interest expense per share, combined ratio, expectations for future reserve development, catastrophe losses, net written premium, new business growth, retention, the ability to achieve rate increases and maintain or improve ex-catastrophe accident year loss and expense ratios, the ability to improve profitability, earnings power and returns, net investment income (including the expected reduction in investment income from lower new money yields), interest expense on debt, the potential impact of capital actions and business investments, financial strength, the impact of product, account-based and geographic mix changes on future profitability, expectations for our surety businesses, auto lines, AIX and professional liability, (including, in each case, with respect to business written in prior periods), prior-year loss and loss adjustment expense reserve development and characterizations of reserve adequacy and current accident year “picks”, margin improvement, the impact of seasonality, the expense and adequacy of reinsurance, the impact of various agency and exposure management actions on net written premiums, segment income and volatility, returns on equity and near-term return on equity goals, the impact of foreign currency fluctuations, and statements regarding expected losses from Superstorm Sandy, as compared to market share, and expected financial results and profitability of Chaucer Holdings plc (“Chaucer”), are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities relating to such issues as “wind versus flood” or business interruption insurance, or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) the impact of the evolving regulatory and legal environment; and (vi) those related to Chaucer’s business.

Investors are directed to consider other risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of the company’s recent or future acquisitions, and expenses incurred as a result of such acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal and new business rates in excess of loss trends, and the ability to increase new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk (which have significant impact on the market value of our investment portfolio); the impact of competition; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers and the performance of the discontinued and run-off voluntary pools.

Non-GAAP financial measures

As discussed on page 43 of the Annual Report, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including total segment income before interest expense and taxes, segment income after tax, segment income after-tax per share, and measures of segment income and loss ratios excluding catastrophe losses and reserve development. Segment income after taxes EPS (sometimes referred to as “after-tax segment income per share”) is a non-GAAP measure. It is defined as net income excluding the after-tax impact of net realized investment gains (losses), gains and losses from the retirement of the company’s debt, and results from discontinued operations, divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the Annual Report on pages 80-82.

Segment income is net income, excluding interest expense on debt, federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments. Such gains and losses are excluded for purposes of presenting segment income since they are largely determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Segment income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other Property and Casualty, and may be presented before or after interest expense. The Hanover believes that measures of total segment income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss and combined ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of segment income and loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for total segment income (and total segment income after tax) and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of segment income to income from continuing operations and net income for the three months and twelve months ended December 31, 2012 and 2011 is set forth in the table at the end of this document and in the statistical supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and Chaucer Holdings plc, based in London, and their affiliates. The Hanover offers a wide range of property and casualty products and services to businesses, individuals, and families through a select group of agents and brokers. The company ranks among the top 25 property and casualty insurers in the United States and has been meeting its obligations to its agent partners and their customers for 160 years. Through Chaucer, the company also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. For more information, please visit www.hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four Property and Casualty operating segments: Commercial Lines, Personal Lines, Chaucer, and Other Property and Casualty. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents THG’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

The following is a reconciliation from segment income (loss) to net income (loss)(11):

	Three months ended December 31				Twelve months ended December 31
In millions, except per share amounts	2012		2011		2012		2011
	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Segment income (loss)
Commercial Lines	$(112.9)		$45.9		$(80.3)		$16.3
Personal Lines	(29.0)		20.6		25.5		23.1
Chaucer	39.5		13.0		136.8		32.9
Other Property & Casualty	(2.1)		(2.0)		(6.9)		(0.5)

Total	(104.5)		77.5		75.1		71.8
Interest expense on debt	(15.2)		(16.4)		(61.9)		(55.0)

Segment income (loss) before income taxes	(119.7)	$(2.69)	61.1	$1.35	13.2	$0.29	16.8	$0.37
Income tax (expense) benefit on segment income	46.3	1.04	(15.6)	(0.35)	1.9	0.04	(2.6)	(0.06)

Segment income (loss) after taxes	(73.4)	(1.65)	45.5	1.00	15.1	0.33	14.2	0.31
Non-segment items:
Net realized investment gains	18.9	0.42	3.2	0.07	23.6	0.52	28.1	0.61
Net loss from retirement of debt	(5.1)	(0.11)	—	—	(5.1)	(0.11)	(2.3)	(0.05)
Net costs related to acquired businesses	(0.4)	(0.01)	(0.7)	(0.01)	(2.6)	(0.05)	(16.4)	(0.35)
Loss on derivative instruments	—	—	—	—	—	—	(11.3)	(0.25)
Net foreign exchange gains (losses)	(0.1)	—	—	—	(0.4)	(0.01)	6.7	0.15
Income tax (expense) benefit on non-segment income (loss)	4.8	0.11	(1.6)	(0.04)	15.5	0.34	12.5	0.27

Income (loss) from continuing operations	(55.3)	(1.24)	46.4	1.02	46.1	1.02	31.5	0.69
Discontinued operations, net of taxes	0.3	—	3.2	0.07	9.8	0.21	5.2	0.11

Net income (loss)	$(55.0)	$(1.24)	$49.6	$1.09	$55.9	$1.23	$36.7	$0.80

Weighted average shares(4)		44.5		45.3		45.3		45.8

Footnotes

(1)	Pre-tax segment income (loss), segment income (loss) before interest expense and taxes, segment income (loss) after taxes and segment income (loss) after taxes per diluted share are non-GAAP measures. These measures are used throughout this document. The reconciliation of these measures to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 13 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(2)	Ex-catastrophe combined ratio is a non-GAAP measure. This measure and measures excluding prior-year reserve development (“accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the closest GAAP measure. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(3)	Twelve months ended December 31, 2011 include the operations of Chaucer from July 1, 2011, the date of its acquisition by the company.
(4)	Weighted average shares outstanding and per diluted share amounts for the three months ended December 31, 2012 exclude common stock equivalents, since the impact of these instruments was anti-dilutive.
(5)	Prior periods were restated for the effect of the company’s adoption of the new Deferred Acquisition Cost (“DAC”) accounting guidance on the balance sheet and income statement.
(6)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(7)	This is a non-GAAP measure, which is equal to the combined ratio excluding prior-year favorable reserve development and catastrophe losses. This measure also is used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(8)	Accumulated other comprehensive income.
(9)	Year-to-date 2012 includes a net benefit of $24.4 million, or $0.55 per share, related to the release of a deferred tax valuation allowance resulting from the implementation of certain tax planning strategies, partially offset by other tax-related items.
(10)	Primarily the exercise of employee stock options and vesting of restricted stock.
(11)	The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments without consideration of interest expense on debt and on a pre-tax basis. Segment income (loss) is determined by adjusting net income for net realized investment gains and losses, including certain gains or losses on derivative instruments. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.